Exhibit 99.1

Contact:	Steve Richards
Chief Financial Officer
714/241-0303
TTM TECHNOLOGIES, INC. ANNOUNCES CLOSURE
OF DALLAS, OREGON, FACILITY
SANTA ANA, CA — December 7, 2006 — TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards (PCBs), today announced plans to close its Dallas, Oregon, facility. TTM intends to transfer PCB production from its Dallas facility to other company sites, primarily in Logan, Utah, and Redmond, Washington. The Dallas operation, which mainly has produced commercial printed circuit boards, was part of the Tyco Printed Circuit Group business acquired in October 2006.
“It is always a difficult decision to close a facility,” said Kent Alder, President and CEO of TTM Technologies. ”However, shifting production from the underutilized and unprofitable Dallas facility to TTM’s other plants will improve utilization of our remaining facilities, reduce our cost structure and lower future capital expenditures as we transfer some of the equipment from Dallas to our other operations.”
“Prior to closing our acquisition of the Tyco Printed Circuit Group business, we began assessing the need to close certain facilities. Today’s actions are a result of these initial assessments,” Alder said. “We are committed to continually evaluating our cost structure. However, currently we have no additional restructuring plans.”
“We intend to take all necessary steps to maintain an uninterrupted supply of printed circuit boards and ensure a smooth transition for our customers,” added Alder.
The approximately 300 affected employees will be offered severance and other benefits. TTM expects to pay approximately $2.6 million for employee severance in the first quarter of 2007. In addition to transferring assets to other sites, the company also will sell some of the Dallas property, plant and equipment.
TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s ability to integrate the acquisition of the Tyco Printed Circuit Group business, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.